Exhibit 7.1

March 13, 2020	Baker Tilly Virchow Krause, LLP 8219 Leesburg Pike, Ste 800 Tysons, VA 22182-2625 United States of America T: +1 (703) 923 8300 F: +1 (703) 923 8330 bakertilly.com

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Rave Restaurant Group, Inc. (the “Company”)
Item 4.02 Current Report on Form 8-K dated March 13, 2020

Ladies and Gentlemen:

The Company has provided us  with a copy of its Item 4.02 Current Report on Form 8-K dated March 13, 2020. Please be advised that we concur with the statements made in such report by the Company.

Sincerely,

Baker Tilly Virchow Krause, LLP

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